Exhibit 99.2

PART I.  FINANCIAL INFORMATION

Item 1.   Financial Statements

EQT MIDSTREAM PARTNERS, LP

Statements of Consolidated Operations (Unaudited)

	Three Months Ended March 31,
	2013	2012
	(Thousands, except per unit amounts)
Revenues:
Operating revenues – affiliate	$34,386	$24,234
Operating revenues – third party	9,979	6,769
Total operating revenues	44,365	31,003

Operating expenses:
Operating and maintenance	6,632	7,024
Selling, general and administrative	4,248	4,549
Depreciation and amortization	7,348	3,038
Total operating expenses	18,228	14,611
Operating income	26,137	16,392
Other income, net	297	2,471
Interest expense, net	4,204	1,539
Income before income taxes	22,230	17,324
Income tax expense	—	6,201
Net income	$22,230	$11,123

Calculation of Limited Partner Interest in Net Income:
Net income	$22,230	N/A
Less general partner interest in net income	(444)	N/A
Limited partner interest in net income	$21,786	N/A

Net income per limited partner unit – basic	$0.63	N/A
Net income per limited partner unit – diluted	$0.63	N/A

Limited partner units outstanding – basic	34,679	N/A
Limited partner units outstanding – diluted	34,768	N/A

Cash distributions declared per unit	$0.37	N/A

The accompanying notes are an integral part of these Consolidated Financial Statements.

EQT MIDSTREAM PARTNERS, LP

Statements of Consolidated Cash Flows (Unaudited)

	Three Months Ended March 31,
	2013	2012
	(Thousands)
Cash flows from operating activities:
Net income	$22,230	$11,123
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7,348	3,038
Deferred income taxes	—	16,179
Other income	(297)	(2,471)
Non-cash long-term compensation expense	353	641
Non-cash reserve adjustment	(250)	—
Changes in other assets and liabilities:
Accounts receivable	(756)	352
Accounts payable	(4,329)	(2,011)
Due to/ from EQT affiliates	6,940	1,974
Income taxes payable	—	(9,794)
Other assets	1,622	(2,441)
Other liabilities	(5,986)	(4,984)
Net cash provided by operating activities	26,875	11,606

Cash flows from investing activities:
Capital expenditures	(10,485)	(51,240)
Net cash used in investing activities	(10,485)	(51,240)

Cash flows from financing activities:
Distributions paid to unitholders	(12,386)	—
Due to EQT	—	39,634
Capital contributions	2,382	—
Capital lease principal payments	(2,284)	—
Net cash (used in) provided by financing activities	(12,288)	39,634

Net change in cash and cash equivalents	4,102	—
Cash and cash equivalents at beginning of period	21,950	—
Cash and cash equivalents at end of period	$26,052	$—

Cash paid during the period for:
Interest paid	$4,014	$2,581

Non-cash activity during the period for:
Capital lease asset/ obligation	$1,595	$—

The accompanying notes are an integral part of these Consolidated Financial Statements.

EQT MIDSTREAM PARTNERS, LP

Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS	(Thousands, except number of units)
Current assets:
Cash and cash equivalents	$26,052	$21,950
Accounts receivable (net of allowance for doubtful accounts of $88 as of March 31, 2013 and $64 as of December 31, 2012)	4,499	3,743
Accounts receivable – affiliate	12,166	11,911
Due from related party	1,105	2,382
Other current assets	804	645
Total current assets	44,626	40,631

Property, plant and equipment	806,379	795,498
Less: accumulated depreciation	(154,913)	(148,212)
Net property, plant and equipment	651,466	647,286

Regulatory assets	17,023	17,877
Other assets	1,731	1,810
Total assets	$714,846	$707,604

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$5,123	$9,452
Due to related party	8,325	1,130
Lease obligation - current	10,401	9,537
Accrued liabilities	4,302	10,207
Total current liabilities	28,151	30,326

Lease obligation	201,752	203,305
Other long-term liabilities	2,428	2,760
Total liabilities	232,331	236,391

Partners’ capital:
Common units (17,339,718 units issued and outstanding at March 31, 2013 and December 31, 2012)	315,856	310,679
Subordinated units (17,339,718 units issued and outstanding at March 31, 2013 and December 31, 2012)	153,221	148,397
General partner interest (707,744 units issued and outstanding at March 31, 2013 and December 31, 2012)	13,438	12,137
Total partners’ capital	482,515	471,213
Total liabilities and partners’ capital	$714,846	$707,604

The accompanying notes are an integral part of these Consolidated Financial Statements.

EQT MIDSTREAM PARTNERS, LP

Consolidated Statements of Partners’ Capital (Unaudited)

		Partners’ Capital
	Parent Net	Limited Partners		General
	Investment	Common	Subordinated	Partner	Total
	(Thousands)
Balance at January 1, 2012	$173,633	$—	$—	$—	$173,633
Net income	11,123	—	—	—	11,123
Balance at March 31, 2012	$184,756	$—	$—	$—	$184,756

Balance at January 1, 2013	$—	$310,679	$148,397	$12,137	$471,213
Capital contribution	—	—	—	1,105	1,105
Equity-based compensation plans	—	353	—	—	353
Net income	—	10,893	10,893	444	22,230
Distributions to unitholders	—	(6,069)	(6,069)	(248)	(12,386)
Balance at March 31, 2013	$—	$315,856	$153,221	$13,438	$482,515

The accompanying notes are an integral part of these Consolidated Financial Statements.

EQT Midstream Partners, LP

Notes to Consolidated Financial Statements (Unaudited)

A.                        Financial Statements

Organization

EQT Midstream Partners, LP (the Partnership, EQT Midstream Partners or the Company), which closed its initial public offering (IPO) on July 2, 2012, is a growth-oriented Delaware limited partnership formed by EQT Corporation in January 2012.  Equitrans, L.P. (Equitrans) is a Pennsylvania limited partnership and the predecessor for accounting purposes (the Predecessor) of EQT Midstream Partners. EQT Midstream Services, LLC is the Company’s general partner. References in these consolidated financial statements to the “Company,” when used for periods prior to the IPO, refer to Equitrans.  References in these consolidated financial statements to the “Company,” when used for periods beginning at or following the IPO, refer collectively to the Partnership and its consolidated subsidiaries. References in these consolidated financial statements to ‘‘EQT’’ refer collectively to EQT Corporation and its consolidated subsidiaries.  For periods prior to the IPO, the accompanying consolidated financial statements and related notes include the assets, liabilities and results of operations of Equitrans presented on a carve-out basis prior to the contribution by EQT of all of the partnership interests in Equitrans to EQT Midstream Partners, in connection with the Partnership’s IPO.

The Company does not have any employees. Operational support for the Company is provided by EQT Gathering, LLC (EQT Gathering), one of EQT’s operating subsidiaries engaged in certain midstream business operations. EQT Gathering’s employees manage and conduct the Company’s daily business operations.

Immediately prior to the closing of the IPO, EQT contributed all of the partnership interests in Equitrans to the Partnership. The Company issued 14,375,000 common units in the IPO, which represented 40.6% of the Company’s outstanding equity. EQT retained a 59.4% equity interest in the Company, including 2,964,718 common units, 17,339,718 subordinated units, and a 2% general partner interest. EQT also holds the incentive distribution rights.

Nature of Business

The Company is a growth-oriented limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. The Company provides midstream services to EQT and third parties in the Appalachian Basin across 22 counties in Pennsylvania and West Virginia through two primary assets: the transmission and storage system and the gathering system.

The Company’s transmission and storage system includes an approximately 700 mile FERC-regulated interstate pipeline that connects to five long-haul interstate pipelines and multiple distribution companies. The transmission and storage system is supported by 14 associated natural gas storage reservoirs with approximately 400 MMcf per day of peak withdrawal capability and 32 Bcf of working gas capacity. As of March 31, 2013, the transmission assets had total throughput capacity of approximately 1.4 TBtu per day. Revenues are primarily driven by the Company’s firm transmission and storage contracts.

The Company’s gathering system consists of approximately 2,000 miles of FERC-regulated low-pressure gathering lines. Substantially all of the revenues associated with the Company’s gathering system are generated under interruptible gathering service contracts.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information and with the requirements of Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.  In the opinion of management, these statements include all adjustments (consisting of only normal recurring accruals, unless otherwise disclosed in this Form 10-Q) necessary for a fair presentation of the financial position of the Company as of March 31, 2013 and December 31, 2012, the results of its operations for the three months ended March 31, 2013 and 2012 and its cash flows for the three months ended March 31, 2013 and 2012.  Certain previously reported amounts have been reclassified to conform to the current year presentation.

EQT Midstream Partners, LP

Notes to Consolidated Financial Statements (Unaudited)

The balance sheet at December 31, 2012 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

Due to the seasonal nature of the Company’s utility customer contracts, the interim statements for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013. Operating revenues are currently expected to be higher in the first and fourth quarters of each year.

For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

B.                                    Financial Information by Business Segment

Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and is subject to evaluation by the chief operating decision maker in deciding how to allocate resources.

The Company reports its operations in two segments, which reflect its lines of business. Transmission and storage includes the Company’s FERC-regulated interstate pipeline and storage business. Gathering includes the FERC-regulated low pressure gathering system. The operating segments are evaluated on their contribution to the Company’s results based on operating income.

All of the Company’s operating revenues, income from operations and assets are generated or located in the United States.

	Three Months Ended
	March 31,
	2013	2012
	(Thousands)
Revenues from external customers:
Transmission and storage	$41,065	$27,098
Gathering	3,300	3,905
Total	$44,365	$31,003
Operating income (loss):
Transmission and storage	$28,169	$17,391
Gathering	(2,032)	(999)
Total operating income	$26,137	$16,392

Reconciliation of operating income to net income:
Other income, net	297	2,471
Interest expense, net	4,204	1,539
Income tax expense	—	6,201
Net income	$22,230	$11,123

	March 31,	December 31,
	2013	2012
	(Thousands)
Segment assets:
Transmission and storage	$643,367	$632,404
Gathering	71,479	75,200
Total assets	$714,846	$707,604

EQT Midstream Partners, LP

Notes to Consolidated Financial Statements (Unaudited)

	Three Months Ended March 31,
	2013	2012
	(Thousands)
Depreciation and amortization:
Transmission and storage	$6,618	$2,363
Gathering	730	675
Total	$7,348	$3,038

Expenditures for segment assets:
Transmission and storage	$9,351	$50,823
Gathering	1,134	417
Total	$10,485	$51,240

C.                        Related-Party Transactions

In the ordinary course of business, the Company has transactions with affiliated companies. The Company has various contracts with affiliates including, but not limited to, Transportation Service and Precedent Agreements, Storage Agreements and Gas Gathering Agreements.

In connection with the IPO, the Company entered into various agreements with EQT. For instance, the Company entered into an omnibus agreement by and among the Company, its general partner and EQT. Pursuant to the omnibus agreement, EQT or its affiliates perform centralized corporate, general and administrative services for the Company, such as legal, corporate recordkeeping, planning, budgeting, regulatory, accounting, billing, business development, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, investor relations, cash management and banking, payroll, internal audit, taxes and engineering. In exchange, the Company reimburses EQT and its affiliates for the expenses incurred by them in providing these services, except for any expenses associated with EQT’s long-term incentive programs. The omnibus agreement further requires that the Company reimburse EQT and its affiliates for the Company’s allocable portion of the premiums on any insurance policies covering the Company’s assets. EQT does not record any profit or margin for the administrative and operational services charged to the Company.

The Company also entered into an operation and management services agreement with EQT Gathering, pursuant to which EQT Gathering provides the Company’s pipelines and storage facilities with certain operational and management services.  The Company reimburses EQT Gathering for such services pursuant to the terms of the omnibus agreement as described above.

D.                        Income Taxes

The Predecessor’s financial statements for the period prior to the IPO include U.S. federal and state income tax as its income was reported and included as part of EQT’s consolidated federal tax return.  In conjunction with the contribution by EQT of the ownership of Equitrans to the Partnership immediately prior to the IPO, approximately $143.6 million of net current and deferred income tax liabilities were eliminated through equity. Effective July 2, 2012, as a result of its limited partnership structure, the Company is no longer subject to federal and state income taxes. For federal and state income tax purposes, all income, expenses, gains, losses and tax credits generated by the Company flow through to the unitholders, and accordingly, do not result in a provision for income taxes for the Company.

E.                        Debt

Prior to the IPO, EQT provided financing to the Company directly or indirectly through EQT Capital Corporation (EQT Capital), EQT’s subsidiary finance company. Such financing was generally provided through intercompany term and demand loans that were entered into between EQT Capital and EQT’s subsidiaries.

On July 2, 2012, in connection with the IPO, the Company entered into a $350 million credit facility with Wells Fargo Bank, National

Association, as administrative agent, and a syndicate of lenders, which will mature on July 2,

EQT Midstream Partners, LP

Notes to Consolidated Financial Statements (Unaudited)

2017. The credit facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions and repurchase units and for general partnership purposes.

There were no amounts outstanding under the credit facility at March 31, 2013 or December 31, 2012. Additionally, the Company did not have any short-term loans outstanding at any time during the three months ended March 31, 2013. Commitment fees averaging approximately 6.25 basis points in the first quarter of 2013, or approximately $0.2 million, were incurred to maintain credit availability under the credit facility.

F.                         Lease Obligations

On June 18, 2012, the Company transferred ownership of the Sunrise Pipeline, an approximately 40 mile, FERC-regulated transmission pipeline which was under construction at the time and placed into service on July 28, 2012, to EQT. Concurrent with the transfer, the Company entered into a lease agreement with EQT for the lease of the Sunrise Pipeline. Under the lease, Equitrans operates the pipeline as part of its transmission and storage system under the rates, terms, and conditions of its FERC-approved tariff. While the lease agreement was effective June 18, 2012, no lease payments were due pursuant to this lease agreement until the Sunrise Pipeline was placed into service. The lease payment due each month is the lesser of the following alternatives: (1) a revenue-based payment reflecting the revenues generated by the operation of the Sunrise Pipeline minus the actual costs of operating the Sunrise Pipeline and (2) a payment based on depreciation expense and pre-tax return on invested capital for the Sunrise Pipeline. As a result, the payments to be made under the Sunrise Pipeline lease will be variable and are not expected to have a net positive or negative impact on distributable cash flow.

At the time the lease was entered into, management determined that the lease was a capital lease as the present value of the estimated minimum lease payments exceeded the fair value of the leased property. Thus, the gross capital lease assets and obligations recorded in 2012 were approximately $216 million, which represented the costs incurred through December 31, 2012 to construct the pipeline and was estimated to be the fair value of the leased property.  Additional closeout construction costs of approximately $2 million were incurred by EQT during the first quarter of 2013, which increased the fair value of the leased property. Completion of the pipeline closeout construction is anticipated to continue into the second quarter of 2013, which will further increase the fair value of the leased property. Once closeout construction is complete, management will finalize the estimate of the fair value of the asset and will revise the estimates of the lease obligation and related asset as necessary.  Currently, management expects that the fair value of the asset will be approximately $225 million once closeout construction is complete.

For the three months ended March 31, 2013, interest expense of $4.0 million and depreciation expense of $3.7 million was recorded related to this capital lease.  Additionally, Sunrise lease payments totaled $6.9 million related to the three months ended March 31, 2013.

G.                       Net Income per Limited Partner Unit and Cash Distributions

Net income per limited partner unit is calculated utilizing the two-class method by dividing the limited partner interest in net income by the weighted average number of limited partner units outstanding during the period. The limited partner interest in net income is determined by first allocating net income to the general partner based upon the general partner’s ownership interest of 2%. Any common units issued during the period are included on a weighted-average basis for the days in which they were outstanding.

Diluted net income per limited partner unit reflects the potential dilution that could occur if securities or other agreements to issue common units, such as the performance awards, were exercised, settled or converted into common units.  When it is determined that potential common units resulting from an award subject to performance or market conditions should be included in the diluted net income per limited partner unit calculation, the impact is reflected by applying the treasury stock method. The weighted-average number of units used to calculate diluted net income per limited partner unit for the first quarter of 2013 includes the effect of 8,673 phantom units and 80,142 performance awards.

The following table presents the Company’s calculation of net income per unit for common and subordinated limited partner units:

EQT Midstream Partners, LP

Notes to Consolidated Financial Statements (Unaudited)

Three Months Ended March 31, 2013
(Thousands, except per unit amounts)
Net income	$22,230
Less general partner interest in net income	(444)
Limited partner interest in net income	$21,786

Net income allocable to common units	$10,893
Net income allocable to subordinated units	10,893
Limited partner interest in net income	$21,786

Weighted average limited partner units outstanding – basic
Common units	17,340
Subordinated units	17,339
Total	34,679

Weighted average limited partner units outstanding – diluted
Common units	17,429
Subordinated units	17,339
Total	34,768

Net income per limited partner unit – basic and diluted
Common units	$0.63
Subordinated units	$0.63

The partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ended September 30, 2012, the Company distribute all of its available cash (described below) to unitholders of record on the applicable record date.  As further discussed in Note I, a quarterly cash distribution was declared on April 23, 2013, payable May 15, 2013 to unitholders of record on May 6, 2013.

Available cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•                   less, the amount of cash reserves established by the Company’s general partner to:

–     provide for the proper conduct of the Company’s business (including reserves for future capital expenditures, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

–     comply with applicable law, any of the Company’s debt instruments or other agreements; or

–     provide funds for distributions to the Company’s unitholders and to the Company’s general partner for any one or more of the next four quarters (provided that the Company’s general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent the Company from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•                   plus, if the Company’s general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

EQT Midstream Partners, LP

Notes to Consolidated Financial Statements (Unaudited)

Subordinated Units

All subordinated units are held by EQT. The partnership agreement provides that, during the period of time referred to as the “subordination period,” the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.35 per common unit, which amount is defined in the partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to distribute the minimum quarterly distribution to the common units. The subordination period will end, and the subordinated units will convert to common units, on a one-for-one basis, when certain distribution requirements, as defined in the partnership agreement, have been met.

Incentive Distribution Rights

All incentive distribution rights are held by the Company’s general partner. Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels described below have been achieved. The Company’s general partner may transfer the incentive distribution rights separately from its general partner interest, subject to restrictions in the partnership agreement.

The following discussion assumes that the Company’s general partner continues to own both its 2.0% general partner interest and the incentive distribution rights.

If for any quarter:

•                   the Company has distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•                   the Company has distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, the Company will distribute any additional available cash from operating surplus for that quarter among the unitholders and the Company’s general partner in the following manner:

•                   first, 98.0% to all unitholders, pro rata, and 2.0% to the Company’s general partner, until each unitholder receives a total of $0.4025 per unit for that quarter (the first target distribution);

•                   second, 85.0% to all unitholders, pro rata, and 15.0% to the Company’s general partner, until each unitholder receives a total of $0.4375 per unit for that quarter (the second target distribution);

•                   third, 75.0% to all unitholders, pro rata, and 25.0% to the Company’s general partner, until each unitholder receives a total of $0.5250 per unit for that quarter (the third target distribution); and

•                   thereafter, 50.0% to all unitholders, pro rata, and 50.0% to the Company’s general partner.

H.                     Regulatory Matters

Equitrans previously maintained a PSCT, which enabled Equitrans to recover qualifying costs it incurred under the PSIA. The qualifying costs recoverable through the PSCT included a rate of return, taxes and depreciation associated with capital investments and actual operating and maintenance expenses incurred under the PSIA. The PSCT surcharge was a usage charge expressed in dollars per Dth and was assessed to firm and interruptible transmission service customers. Equitrans was required to track all expenses and capital investments associated with the PSIA made on and after September 1, 2005. Equitrans made annual filings with the FERC to adjust the PSCT surcharge to reconcile actual historic qualifying costs incurred against PSCT revenues collected.

On March 1, 2012, Equitrans made its annual filing with the FERC to recover costs it incurred to comply with the PSIA. The filing provided for the recovery of $10.4 million in qualifying pipeline safety costs. One customer and the Independent Oil and Gas Association filed protests which asserted, among other things, that Equitrans had not included all appropriate volumes in calculating the level of its surcharge. Equitrans responded to the protests and in an order issued March 30, 2012, the FERC accepted the annual filing and suspended it, allowing the surcharge to become effective on April 1, 2012. Equitrans submitted additional information to the FERC on April 19, 2012 with the expectation that the FERC would subsequently issue an order based on the material Equitrans submitted.

EQT Midstream Partners, LP

Notes to Consolidated Financial Statements (Unaudited)

On January 14, 2013, following numerous discussions with its customers, Equitrans filed a Stipulation and Agreement of Settlement (Settlement) with the FERC.  The Settlement, which was approved by the FERC on March 22, 2013, resolved all issues arising out of Equitrans’ 2012 PSCT annual filing. The Settlement eliminated the tracking of PSIA costs and replaced the PSCT surcharge with a Pipeline Safety Cost (PSC) rate effective April 1, 2013. The new PSC rate has both a reservation and a usage component. The reservation component of the PSC rate applicable to firm transportation service is $0.8108 per Dth of the contract Maximum Daily Quantity applicable to service provided on the mainline system, and the usage component is $0.1372 per Dth delivered to the customer. The PSC rate applicable to interruptible over firm service, no-notice firm transportation service nominated on a point to point basis and interruptible service is $0.1372 per Dth delivered to the customer. Additionally, under the Settlement, Equitrans reduced its transmission retainage factor approved in Equitrans’ most recent 2006 rate case from 3.72% to 2.72% effective February 1, 2013. Equitrans no longer tracks its continued recovery of base storage gas, and the base storage gas recovery limit established in the 2006 rate case settlement has been eliminated. To the extent that Equitrans over-recovers its actual fuel and lost gas, the excess gas could be used to replenish the storage base gas. The PSC rate and transmission retainage factor will be in effect for a minimum of three years.

I.                            Subsequent Events

On April 23, 2013, the Company announced that the Board of Directors of its general partner declared a cash distribution to the Company’s unitholders of $0.37 per unit for the first quarter of 2013.  The cash distribution is payable on May 15, 2013 to unitholders of record at the close of business on May 6, 2013.

J.                          Subsidiary Guarantors

The Company anticipates filing a registration statement on Form S-3 with the SEC to register, among other securities, debt securities. The subsidiaries of the Company (Subsidiaries) will be co-registrants with the Company, and the registration statement will register guarantees of debt securities by one or more of the Subsidiaries (other than EQT Midstream Finance Corporation, a 100 percent owned subsidiary of the Company whose sole purpose is to act as co-issuer of such debt securities). The Subsidiaries are 100 percent owned by the Company and any guarantees by the Subsidiaries will be full and unconditional. The Company has no assets or operations independent of the Subsidiaries, and there are no significant restrictions upon the ability of the Subsidiaries to distribute funds to the Company by dividend or loan. In the event that more than one of the Subsidiaries provide guarantees of any debt securities issued by the Company, such guarantees will constitute joint and several obligations. None of the assets of the Company or the Subsidiaries represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act of 1933, as amended.